Exhibit 99.1

TortoiseEcofin Acquisition Corp. III Announces Intent to Liquidate

Zephyr Cove, NV, Aug. 22, 2024 (GLOBE NEWSWIRE) — TortoiseEcofin Acquisition Corp. III (the “Company”) (OTC: TRTUF) announced today that it intends to liquidate as soon as practicable and to return funds to holders of its Class A ordinary shares.

As previously disclosed, on July 25, 2024, the Company received a notice from One Energy Enterprises Inc. (“One Energy”) purporting to unilaterally terminate the Amended and Restated Business Combination Agreement, dated as of February 14, 2024, between the parties (the “Business Combination Agreement”), due to the suspension of the Company’s securities from trading on the New York Stock Exchange. The Company has responded to One Energy’s notice rejecting One Energy’s ability to terminate the proposed business combination (the “Business Combination”) under the terms of the Business Combination Agreement, and in the Company’s view, the Business Combination Agreement remains in effect. Although the Company is exploring all of its legal options, it does not expect that the Business Combination will be completed and does not intend to seek a business combination with another target.

In view of the foregoing, the Board of Directors of the Company has determined to liquidate the trust account and the Company’s sponsor will not make any further contributions to the Company’s trust account.

The Company expects to redeem all of its outstanding Class A ordinary shares for a pro rata amount of the principal and accrued interest in the trust account after the payment of taxes and dissolution expenses (the “Redemption Amount”). On or about the close of business on September 6, 2024, the Class A ordinary shares will be deemed canceled and will represent only the right to receive the Redemption Amount. The Redemption Amount will be payable to the holders of Class A ordinary shares through the facilities of Continental Stock Transfer & Trust Company, the Company’s transfer agent.

The Company expects to file a Form 15 to terminate its reporting obligations.

Forward-Looking Statements

This press release contains certain forward-looking statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release and include statements regarding the Company’s intentions, beliefs or current expectations concerning the Company’s performance, business and future events. Such forward-looking statements are based on management’s expectations, beliefs and forecasts concerning future events impacting the Company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements made in this press release speak only as of the date hereof and the Company disclaims any obligation, except as required by law, to provide updates, revisions or amendments to any forward-looking statements to reflect changes in the Company’s expectations or future events.

Contacts

TortoiseEcofin Acquisition Corp. III

195 US HWY 50, Suite 309

Zephyr Cove, NV 89448

Attn: Vincent T. Cubbage, Chief Executive Officer

Tel: (239) 288-2275